Exhibit 1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to the Common Shares, par value $0.10 per share, of Developers Diversified Realty Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.
Dated: May 15, 2009

/s/ KG CURA Vermögensverwaltung G.m.b.H. & Co., by power of attorney

By:	Dr. Thomas Finne
For:	Alexander Otto

/s/ KG CURA Vermögensverwaltung G.m.b.H. & Co., by power of attorney

By:	Dr. Thomas Finne
For:	Katharina Otto-Bernstein

/s/ KG CURA Vermögensverwaltung G.m.b.H. & Co., by power of attorney

By:	Dr. Thomas Finne
For:	Dr. Michael Otto

/s/ KG CURA Vermögensverwaltung G.m.b.H. & Co., by power of attorney

By:	Dr. Thomas Finne
For:	Janina Vater